EXHIBIT 99.1

TD Group Holdings, LLC

c/o Warburg Pincus & Co.

466 Lexington Avenue

New York, NY 10017

TransDigm Group Incorporated (TDG)

March 20, 2006

Explanation of Responses

On March 20, 2006, simultaneously with the closing of the initial public offering  (the “Offering”) of the common stock, par value $0.01 per share (the “Shares”) of TransDigm Group Incorporated (the “Company”), Warburg Pincus Private Equity VIII, L.P. (“WP VIII”), A.S.F. Co-Investment Partners II, L.P., AlpInvest Partners CS Investments 2003 C.V., AlpInvest Partners Later Stage Co-Investments Custodian II C.V., ML TD Holdings, LLC, Teachers Insurance and Annuity Association of America and Michael Graff, one of the Company’s directors, contributed an aggregate of 31,093,057 Shares owned by them to TD Group Holdings, LLC (the “LLC”) in exchange for membership interests in the LLC.  All of the Shares owned by the LLC were acquired due to the contribution of such Shares on March 20, 2006.  WP VIII is the managing member of the LLC, and as such, has voting and investment power over the Shares held by the LLC, including the Shares with respect to which WP VIII does not have a pecuniary interest.  WP VIII disclaims beneficial ownership of all Shares to which WP VIII does not have a pecuniary interest.